Exhibit 10.29

PROMISSORY NOTE

$961,263.63	December 31, 2004 Milpitas, California

FOR VALUE RECEIVED, the undersigned, Rackable Systems, Inc. (f/k/a Rackable Corporation) (“Company”), promises to pay to the order of Giovanni Coglitore (“Holder”) the principal sum of Nine Hundred Sixty One Thousand Two Hundred Sixty Three Dollars and Sixty Three Cents ($961,263.63), together with interest on the outstanding principal at the simple rate of 2.48% per annum (computed on the basis of a 365-day year and on the actual number of days elapsed for any period in which interest is calculated), compounded annually. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in accordance with the provisions hereof.

1. This promissory note (the “Note”) is issued pursuant to the terms of that certain Agreement for the Sale of Company Warrant Agreement dated as of December 31, 2004 by and among Company, Rackable Investment LLC and Giovanni Coglitore, Nikolai Gallo and Jack Randall (the “Sale Agreement”). This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holder and the principal amount of each of the Notes) issued or to be issued by Company in accordance with the terms of the Sale Agreement. The Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of principal and interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the principal amount of the outstanding indebtedness represented thereby. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Sale Agreement.

2. In the event a Public Offering is effective within twenty four (24) months following the date hereof, then (a) accrued and unpaid interest shall be due and payable on each anniversary of the date hereof, (b) fifty percent (50%) of the outstanding principal shall be due and payable in full upon such Public Offering, and (c) fifty percent (50%) of the outstanding principal plus accrued and unpaid interest shall be due and payable in full upon the earlier to occur of (i) the first secondary offering of the Company’s Common Stock or (ii) eighteen (18) months following the effective date of the Public Offering. In the event no Public Offering is effective within twenty four (24) months following the date hereof, then (x) accrued and unpaid interest shall be due and payable on each anniversary of the date hereof, and (y) one hundred percent (100%) of the outstanding principal plus accrued and unpaid interest shall be due and payable in full on the second anniversary of the date hereof.

3. All payments of principal and interest shall be made in lawful money of the United States of America to Holder at such address as the holder hereof shall designate in writing to Company. All payments, including, without limitation, any prepayments, shall be applied first to accrued interest and thereafter to principal. The principal amount of this Note may be prepaid in whole or in part at any time without notice and without premium or penalty, in which event interest shall cease to accrue on the portion of the principal so prepaid.

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4. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Notes representing at least a majority of the aggregate amount of indebtedness incurred by the Company under all outstanding Notes issued pursuant to the Sale Agreement. Any amendment or waiver effected in accordance with this paragraph shall be binding upon Company and the holders of all Notes issued pursuant to the Sale Agreement.

5. Upon the occurrence of any of the following events (“Event of Default”), Company shall be deemed to be in default hereunder (a “Default”):

(a) failure by Company to pay principal or interest hereunder when due after notice and 10-day grace period; or

(b) the Company (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated as bankrupt or insolvent, (v) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) becomes subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or has an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which the Company hereby expressly waives, or any other action on the part of Holder, and the Company shall immediately pay to Holder all such amounts. The Company agrees to pay Holder all reasonable out-of-pocket costs and expenses incurred by Holder in any effort to collect indebtedness under this Note, including reasonable attorney fees, as such costs are incurred following the occurrence, and during the continuance, of an Event of Default. Holder shall, following and during the continuance of an Event of Default, also have any other rights which Holder may have pursuant to applicable law.

6. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

7. Holder may not assign this Note or any rights hereunder without the prior written consent of the Company, not to be unreasonably withheld; provided that, Holder may assign all

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or any portion of this Note to another holder of Notes. Borrower may not assign this Note or its obligations hereunder without the written consent of the signatories to the Sale Agreement. The terms and provisions hereof shall be binding upon and inure to the benefit of Company and Holder and their respective successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law.

8. This Note is to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the Company and the Holder. All disputes and controversies arising out of or in connection with this Note shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California, and each of the Company and the Holder hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

9. If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

10. No failure on the part of either party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

IN WITNESS WHEREOF, Company has executed this Note as of the date first above written.

RACKABLE SYSTEMS, INC. (f/k/a Rackable Corporation)

/s/ Thomas K. Barton
By:	Thomas K. Barton
Its:	Chief Executive Officer

Accepted and Agreed:

/s/ Giovanni Coglitore
Giovanni Coglitore

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